                                                                  EXHIBIT (a)(9)


FOR IMMEDIATE RELEASE

                                                          Monday, July 24, 2000

ARLINGTON, VA/PHOENIX, AZ - Gannett Co., Inc. and Central Newspapers, Inc. announced today the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act applicable to Gannett's pending acquisition of Central Newspapers.

         As previously announced, Gannett and Central Newspapers have entered into a merger agreement pursuant to which a wholly owned subsidiary of Gannett commenced on July 3, 2000, an all-cash tender offer for all of Central's outstanding Class A and Class B common stock at prices of $64.00 and $6.40 per share, respectively. The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on Monday, July 31, 2000 unless extended.

         Gannett Co., Inc. is an international news and information company that publishes 93 daily newspapers in the USA, including USA TODAY, the nation's largest-selling daily newspaper. The company also owns in excess of 200 non-daily publications and USA WEEKEND, a weekly newspaper magazine. In the United Kingdom, Gannett subsidiary Newsquest plc publishes nearly 300 titles, including 15 daily newspapers. Gannett also operates 22 television stations in the United States and is an Internet leader with sites sponsored by most of its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

         Central Newspapers is a media and information company. Through its flagship newspapers The Arizona Republic and The Indianapolis Star, Central publishes the only major dailies in the greater Phoenix metropolitan area and central Indiana, and also operates those markets' leading local Internet portals, azcentral.com in Arizona and indy.com in Indianapolis. Central also owns and operates several smaller newspapers as well as other related media and information businesses.

         The parties are required to file documentation with the Securities and Exchange Commission concerning this transaction. WE URGE INVESTORS TO READ THE SCHEDULE TO, THE SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the documents filed by Gannett or Central with the Commission at the Commission's web site at www.sec.gov. In addition, documents filed with the SEC by Gannett or Central are available free of charge by directing a request to the Secretary of Gannett at 1100 Wilson Boulevard, Arlington, VA 22234 and the Secretary of Central at 200 E. Van Buren Street, Phoenix, AZ 85004, respectively.

         Central, its directors, executive officers and certain other members of Central management and employees in the future may be soliciting proxies from Central shareholders in favor of the merger transaction and may have an interest either directly or indirectly by virtue of their security holdings or otherwise. In such case, information concerning the participants will be set forth in a Proxy Statement that will be filed with the SEC. Information regarding such officers and directors is included in Central's Definitive Proxy Statement for its 2000 Annual Meeting of Stockholders filed with the Commission on April 4, 2000 and the Schedule 14D-9 filed with the Commission on July 3, 2000. This document is available free of charge at the Commission's web site at http://www.sec.gov and from Central at the address set forth above.

-------------------------
Gannett Contacts:
    Gannett Co., Inc.                  OR       Mimi Feller, Sr. V.P. of Public
    Tara Connell, Office of Public Affairs      Affairs and Government Relations
    703/284-6038 or 6049                        703/284-6046
    tconnell@GCI1.gannett.com




Central Contacts:
    Central Newspapers, Inc.           OR       Brainerd Communicators
    Tom MacGillivray, Sr. Vice President        Jeff Majtyka
      & CFO                                     212/986-6667
    602/444-1100                                Majtyka@braincomm.com



                                      # # #




                    Press Release for Central Newspapers/HSR